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EXHIBIT 5.1


                                November 21, 1996



Cymer, Inc.
16275 Technology Drive
San Diego, CA 92127

         RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Cymer, Inc. (the "Company") with the Securities and Exchange Commission on or about November 21, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,043,788 shares of Common Stock (the "Shares") reserved for issuance under the 1987 Stock Option Plan, 1996 Stock Option Plan, 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan (the "Plans"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us to be taken prior to the issuance and sale of the Shares pursuant to the Plans, and upon completion of the proceedings being taken in order to permit such transaction to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plans and the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                            Very truly yours,

                            WILSON, SONSINI, GOODRICH & ROSATI
                            Professional Corporation


                            /s/  WILSON, SONSINI, GOODRICH & ROSATI